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                                  Exhibit 12.1

                              Computation of Ratios

                              RAILWORKS CORPORATION
                Ratio of Earnings to Fixed Charges (In thousands)

                                                      2000            1999          1998          1997          1996
                                                   ---------        --------     ---------       ------        -------
Income (loss) from continuing
operations                                         $ (59,995)       $ 20,086     $ (12,847)      $ 1,428       $    58

Add (deduct):
     Income tax                                        2,875          11,063         1,472         1,198           500
                                              ------------------------------------------------------------------------

          Sub-total                                  (57,120)         31,149       (11,375)        2,626           558

     Interest and other financial charges             37,292          19,781         2,334         1,761         2,023

     Amortization of debt expense and
        discount accretion related to all
        indebtedness                                   1,695             972           224             0             0

     Interest factor attributable to rentals           1,963           1,627           762           671           882
                                              ------------------------------------------------------------------------

Earnings as adjusted                               $ (16,170)       $ 53,529      $ (8,055)      $ 5,058       $ 3,463
                                              ========================================================================

Fixed charges from above                           $  40,950        $ 22,380      $  3,320       $ 2,432       $ 2,905
                                              ========================================================================

Ratio of earnings, as adjusted, to total
fixed charges                                           *                2.4          *              2.1           1.2

* Earnings were inadequate to cover fixed charges by $57,120 in 2000 and $11,375 in 1998.


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